Exhibit 99.1

OCZ Technology Announces CFO’s Intent to Retire

SAN JOSE, Calif. – August 9, 2012 — OCZ Technology Group, Inc. (NASDAQ: OCZ), today reported that Arthur F. Knapp Jr., 63, Chief Financial Officer, announced his intent to retire from the Company. Mr. Knapp will remain as CFO until his successor is in place and then provide ongoing support to help ensure a seamless transition.

“Art has been a valuable member of our management team since 2005 and he has contributed to the success of transforming the organization from a small high-performance memory Company to a leader in the SSD market,” said Ryan Petersen, CEO of OCZ Technology Group. “On behalf of the Company, I want to thank Art for his dedicated service and look forward to working with him through the search process for a new CFO.”

Arthur Knapp said “After more than eight years at the Company, I have decided that it is the right time to retire. I am proud to have been part of the significant growth and transformation of OCZ and I look forward to its continued success.”

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ) is a global leader in the design, manufacturing, and distribution of high-performance solid-state storage solutions and premium computer components. Offering the industry’s widest range of solid-state drives (SSDs), OCZ features SSDs in a variety of form factors and interfaces (i.e. PCIe, SAS and SATA) to address HDD replacement, SAN acceleration, server and storage virtualization, cloud computing, and virtual desktop infrastructure (VDI) opportunities. Having developed firmware and controller platforms to virtualization and endurance extending technologies, the company delivers vertically integrated, customizable solutions enabling transformational approaches to how digital data is captured, stored, accessed, analyzed and leveraged across a wide range of client and enterprise applications. For more information, please visit: www.ocztechnology.com.

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Contacts:

OCZ Press Contact:

Scott Harlin, Director of Marketing Communications—Enterprise

(408) 733-8400

sharlin@ocztechnology.com

OCZ Investor Relations Contact:

Bonnie Mott, Senior Manager of Investor Relations

408-440-3428

bmott@ocztechnology.com